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                                                       N-SAR Item 77Q(3) Exhibit

     Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

     Evergreen Asset Allocation Fund

                  Dollar            Per Share        Shares


                  Distributions     Distributions    Outstanding       NAV
     ---------------------------------------------------------------------



     Class A      $2,112,631        $0.02            158,738,072       $13.76


     Class B      $1,450,296        $0.02            106,427,239       $13.58


     Class C      $2,156,638        $0.02            170,896,996       $13.36


     Class I      $134,103 $0.02            9,773,379         $13.83


     Class R      $1,624            $0.02            125,088  $13.71